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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-118751

PROSPECTUS

$1,000,000,000

TENET HEALTHCARE CORPORATION

Offer to exchange its 9.875% Senior Notes due 2014, which have been registered under the
Securities Act of 1933, for any and all of its outstanding 9.875% Senior Notes due 2014

The exchange offer and withdrawal rights will expire at 5:00 P.M.,
Eastern time, on March 9, 2005, unless extended.

        We are offering to exchange up to $1,000,000,000 aggregate principal amount of our new 9.875% Senior Notes due 2014, which have been registered under the Securities Act of 1933, referred to in this prospectus as the new notes, for any and all of our outstanding 9.875% Senior Notes due 2014, referred to in this prospectus as the old notes. The new notes and the old notes are collectively referred to in this prospectus as the "notes".

        We issued the old notes on June 18, 2004 in a transaction not requiring registration under the Securities Act. We are offering you new notes, with terms substantially identical to those of the old notes, in exchange for old notes in order to satisfy our registration obligations from that previous transaction. If you fail to tender your old notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

        See "Risk Factors" on page 5 of this prospectus for a discussion of risks associated with the exchange of old notes for the new notes offered hereby.

        We will exchange new notes for all old notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in "The Exchange Offer—Procedures for Tendering".

        The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. See "Description of New Notes" for more details on the terms of the new notes.

        We will not receive any proceeds from the exchange offer.

        There is no established trading market for the new notes or the old notes. However, we intend to apply for listing of the new notes on The New York Stock Exchange.

        The exchange of old notes for new notes should not be a taxable event for United States federal income tax purposes. See "Certain Federal Income Tax Considerations".

        All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

February 8, 2005

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	11
SELECTED FINANCIAL INFORMATION	11
THE EXCHANGE OFFER	14
DESCRIPTION OF NEW NOTES	22
DESCRIPTION OF OLD NOTES	31
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	31
PLAN OF DISTRIBUTION	31
VALIDITY OF THE NOTES	32
EXPERTS	32
AVAILABLE INFORMATION	32
INCORPORATION BY REFERENCE	33

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SUMMARY

        The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus. Unless the context otherwise requires, the terms "Tenet," "we," "us" and "our" refer to Tenet Healthcare Corporation and its subsidiaries.

Tenet Healthcare Corporation

        We, through our subsidiaries, own and operate acute care hospitals and related health care services. At December 31, 2004, we owned or operated 80 general hospitals with 19,668 licensed beds, serving urban and rural communities in 13 states.

        Our principal executive offices are located at 13737 Noel Road, Dallas, Texas 75240, and our telephone number is (469) 893-2200. We and our subsidiaries employ approximately 84,500 people nationwide. We provide central support services to our hospitals from a Dallas-based operations center.

The Exchange Offer

        On June 18, 2004, we completed the private offering of $1,000,000,000 aggregate principal amount of 9.875% Senior Notes due 2014. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the exchange offer.

Old notes	9.875% Senior Notes due 2014
New notes
Notes of the same series, the issuance of which has been registered under the Securities Act of 1933. The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.
Terms of the offer
We are offering to exchange a like amount of new notes for our old notes in denominations of $1,000 in principal amount and multiples thereof. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $1,000,000,000 principal amount of 9.875% Senior Notes due 2014 outstanding. We will issue new notes promptly after the expiration of the exchange offer.
Expiration time	The exchange offer will expire at 5:00 P.M., Eastern time, on March 9, 2005, unless extended.

Procedures for tendering
To tender old notes, you must complete and sign a letter of transmittal in accordance with the instructions contained in it and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See "The Exchange Offer—Procedures for Tendering."

Letters of transmittal and certificates representing old notes should not be sent to us. Such documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See "The Exchange Offer—Exchange Agent."
Acceptance of old notes for exchange; issuance of new notes
Subject to the conditions stated in "The Exchange Offer—Conditions to the Exchange Offer," we will accept for exchange any and all old notes which are properly tendered in the exchange offer before the expiration time. The new notes will be delivered promptly after the expiration time.
Interest payments on the new notes
The new notes will bear interest from the most recent date through which interest has been paid on the old notes. If your old notes are accepted for exchange, then you will receive interest on the new notes and not on the old notes.
Withdrawal rights	You may withdraw your tender at any time before the expiration time.
Conditions to the exchange offer
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes. See "The Exchange Offer—Conditions to the Exchange Offer" for more information.
Resales of new notes
Based on interpretations by the staff of the Securities and Exchange Commission, or SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes;
• you are not an "affiliate" of ours; and
• you are not a broker-dealer that acquired any of its old notes directly from us.

If you fail to satisfy any of the foregoing conditions, you will not be permitted to tender your old notes in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of your old notes unless such sale is made pursuant to an exemption from such requirements.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.
See "The Exchange Offer—Resales of New Notes."
Exchange agent
The Bank of New York is serving as the exchange agent in connection with the exchange offer. The address and telephone and facsimile numbers of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."
Use of proceeds
We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" and "The Exchange Offer—Fees and Expenses."

The New Notes

        The terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the same indenture. Where we refer to "notes" in this prospectus, we are referring to both the old notes and the new notes.

Notes offered	Up to $1,000,000,000 principal amount of 9.875% Senior Notes due 2014, which have been registered under the Securities Act.
Maturity date	July 1, 2014

Interest
Interest on the new notes will accrue at the rate per annum set forth on the cover page hereof. Interest on the notes will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2005, to holders of record on the immediately preceding December 15 and June 15. Interest on the new notes will accrue from the most recent date through which interest has been paid or, if no interest has been paid, from the date of original issuance of the old notes.
Listing	We intend to apply for listing of the new notes on The New York Stock Exchange.
Ranking	The notes are our general unsecured obligations equal in right of payment to all our existing and future unsubordinated indebtedness.
Optional redemption
The notes will be redeemable in whole or in part at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon, excluding accrued and unpaid interest, discounted at a rate as specified below in "Description of New Notes—Optional Redemption", plus, in each case, accrued but unpaid interest to the date of redemption.
Global note; book-entry system
The new notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The new notes will be evidenced by a global note deposited with the trustee for the new notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of New Notes—Global Notes."

Certain Federal Income Tax Considerations

        We believe that the exchange of your old notes for new notes to be issued in connection with the exchange offer should not result in any gain or loss to you for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

Risk Factors

        You should carefully consider the matters set forth under "Risk Factors" before you decide to tender your old notes.

RISK FACTORS

        Before tendering old notes in the exchange offer, you should carefully review the information contained elsewhere in this prospectus and should particularly consider the following discussion on the risks involved.

Risks Related to Our Business

        Our business is subject to known and unknown risks, uncertainties and other factors—many of which we are unable to predict or control—that may cause our actual results, performance or achievements, or healthcare industry results, to be materially different from expectations or from those expressed or implied by any forward-looking statements we make in this prospectus or our filings with the SEC.

        Should one or more of the risks and uncertainties described in this prospectus or elsewhere in our filings with the SEC occur or our results of operations continue to deteriorate,

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  our actual results and plans could differ materially from those expressed in or implied by any forward-looking statements we make,

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  our liquidity, financial position or results of operations could be harmed,

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  the trading price for the notes could decrease, or

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  our ability to pay interest or principal on the notes could be harmed.

We are subject to a significant number of claims and lawsuits that significantly affect our ongoing business and can have a material adverse effect on our liquidity, financial position or results of operations.

        We and our subsidiaries are subject to a significant number of claims and lawsuits. We are also the subject of federal and state agencies' heightened and coordinated civil and criminal investigations and enforcement efforts, and have received subpoenas and other requests for information relating to a variety of subjects. In the present environment, we expect these enforcement activities to continue, and that additional matters concerning us and our subsidiaries may arise. We also expect similar and new claims and lawsuits to be brought against us from time to time.

        The results of these claims and lawsuits cannot be predicted, and it is reasonably possible that the ultimate resolution of these claims and lawsuits, individually or in the aggregate, may have a material adverse effect on our business both in the near and long term, financial position, results of operations or cash flows. Although we defend ourselves vigorously against claims and lawsuits and cooperate with investigations, these matters could:

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  require us to pay substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under our insurance policies where coverage applies and is available,

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  cause us to incur substantial expenses,

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  require significant time and attention from our management,

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  cause us to close or sell hospitals or otherwise modify the way we conduct our business, and

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  require us to incur debt to finance any judgment or settlement.

        We have been and continue to be engaged in general discussions with federal law enforcement agencies regarding the possibility of non-litigated resolution of outstanding issues with the federal government. We are not able to predict whether such a resolution will in fact occur on any terms, project a timeline for resolution or quantify the economic impact of any non-litigated resolution. However, if we do reach a non-litigated resolution, we would expect it to be significant and require us to incur additional debt financing. If a non-litigated resolution does not occur, we will continue to defend vigorously any claims and suits stated or advanced against the company. We do not expect to enter into any settlement unless funding for it can be arranged without jeopardizing the liquidity of the company. Any resolution of significant claims against the company, whether as a result of litigation or negotiation, could have a material impact on our liquidity, financial position or results of operations.

Our revenues and results of operations are significantly affected by payments received from the government and other third party payers.

        We strive to ensure that we are appropriately compensated for the services we provide, but third party payers continue to ask us to accept lower rates of payment even in the face of rising medical costs, and we have disputes with many of our third party payers over payment for past services.

        Payments from government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. We are unable to predict the effect of future policy changes on our operations. If the rates paid or the scope of services covered by government payers are reduced, there could be a material adverse effect on our business, financial position, results of operations or cash flows.

        Many states in which we operate are facing budgetary challenges that pose a threat to Medicaid funding levels to hospitals and other providers. We expect these challenges to continue; however, we cannot predict the extent of the impact of the states' budget restrictions on our hospitals. Also, any changes to federal Medicaid funding methodologies or levels to the states could adversely impact Medicaid payments to our hospitals.

Our business continues to be adversely affected by increases in uninsured and underinsured patients.

        We have seen adverse changes in our business mix as admissions of uninsured and underinsured patients have grown at an escalating rate. We believe this trend is due to a combination of broad economic factors, including higher unemployment rates, increased number of patients who are uninsured, and an increased burden of co-payments to be made by patients instead of insurers. Additionally, many of these patients are being admitted through the emergency department and often require more costly care, resulting in higher billings, which are the least collectible of all accounts.

        Our Compact with Uninsured Patients, or Compact, is designed to offer managed care-style discounts to most uninsured patients, which enables us to offer lower rates to those patients who historically have been charged standard gross charges. A significant portion of those charges had previously been written down in our provision for doubtful accounts. Under the Compact, the discount offered to uninsured patients is recognized as a contractual allowance, which reduces net operating revenues at the time the self-pay accounts are recorded and should reduce our provision for doubtful accounts in the future. On February 19, 2004, the Secretary of Health and Human Services confirmed that hospitals can provide discounts for uninsured patients, which allows us to implement our discount plan in accordance with state law. The discounts for uninsured patients began to be phased in during the second quarter of 2004 at many of our hospitals and were in effect at most of our hospitals by the end of 2004. We are evaluating and addressing legal and other issues that may limit our ability to implement the discounting components of the Compact at our hospitals in Texas.

Our business and financial results could be harmed if we are not able to attract and retain employees, physicians and other health care professionals, and our costs continue to be adversely affected by the shortage of nurses.

        Our operations depend on the efforts, ability and experience of our employees and the physicians and medical staffs of our hospitals, most of whom have no long-term employment relationship with us. In some of our markets, physician recruitment and retention are affected by a shortage of physicians in certain specialties. The loss of some or all of our key employees or the inability to attract or retain sufficient numbers of qualified physicians and other health care professionals could have a material adverse effect on our business, financial position, results of operations or cash flows.

        We have experienced and expect to continue to experience significant wage and benefit pressures created by the current nursing shortage throughout the country. We expect the nursing shortage to continue, and may be required to enhance wages and benefits to recruit and retain nurses or increase our use of more expensive temporary personnel. In addition, as union activity continues to increase at our hospitals, our salary and benefits expense is likely to increase more rapidly than our net operating revenues. Another factor that will increase our labor costs significantly is the enactment of state laws regarding nurse-staffing ratios. Not only will state-mandated nurse-staffing ratios adversely affect our labor costs, if we are unable to hire the necessary number of nurses to meet the required ratios, they may also cause us to limit patient admissions with a corresponding adverse effect on net operating revenues.

Our business and financial results could be harmed by violations of existing regulations or compliance with new or changed regulations.

        Our business is governed by a framework of federal and state laws, rules and regulations that are extremely complex and for which we often have the benefit of little or no regulatory or judicial interpretation. We are subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, physician relationships, addition of facilities and services, and prices for services. If a determination is made that we were in material violation of such laws, rules or regulations, our business, financial position, results of operations or cash flows could be adversely affected. In addition, regulation is constantly changing and we are unable to predict the future course of federal, state and local regulation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework affecting health care providers could have a material adverse effect on our business, financial position, results of operations or cash flows.

Insurance costs and availability have an adverse effect on our operations.

        Our malpractice expense has increased over the past several years. We continue to experience unfavorable pricing trends in the professional and general liability insurance markets and increases in the size of claim settlements and awards in this area. If these trends continue, they could have an adverse effect on our company. Physicians, including those who practice at some of our hospitals, face increases in malpractice insurance premiums and limitations on availability, which could cause those physicians to limit their practice. That, in turn, could result in lower admissions to our hospitals. All reinsurance and any excess insurance purchased by us is subject to policy aggregate limitations. If such policy aggregates should be partially or fully exhausted in the future, or actual payments of claims materially exceed projected estimates of claims, our business, financial position, results of operations or cash flows could be materially adversely affected.

Our operations are affected by the geographic concentration of our hospitals.

        As of December 31, 2003, the largest concentrations of our licensed beds were in California (33.3%), Florida (18.2%) and Texas (12.0%). Since that time, our concentration of licensed beds in

California has diminished, and concentrations in Florida and Texas have increased, as a result of the divestiture of certain California facilities from our portfolio as previously announced. Such concentrations increase the risk that, should adverse economic, regulatory or other developments occur within these states, our business, financial position, results of operations or cash flows could be adversely affected.

Trends affecting our actual or anticipated results may lead to charges that would adversely affect our results of operations.

        As a result of the various factors that affect our industry generally and our business specifically, we may from time to time record charges to our results of operations. For example, based on financial trends subsequent to December 31, 2003, and the impact of those trends on our outlook and preliminary budgets, further non-cash impairments of long-lived assets and goodwill are likely in 2004 and are expected to exceed $1 billion in the fourth quarter of 2004. The charges will adversely affect our results of operations. We will incur additional restructuring charges and may incur additional impairment charges during 2005.

Challenges that affect the healthcare industry and other external factors also have an effect on our operations.

        We are impacted by the challenges currently facing the healthcare industry as a whole. We believe that the key ongoing industry-wide challenges are as follows:

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  providing quality patient care in a competitive and highly regulated environment,

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  obtaining adequate compensation for services provided,

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  collecting accounts receivable, and

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  managing costs.

        In addition, our business and results of operations are also affected by other factors that affect both the industry and us, including:

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  competition,

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  technological and pharmaceutical improvements that increase the cost of providing, or reduce the demand for, health care,

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  general economic and business conditions, both nationally and regionally,

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  demographic changes, and

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  changes in the distribution process or other factors that increase the cost of supplies.

        In particular, the patient volumes and net operating revenues at our general hospitals and related health care facilities are subject to economic and seasonal variations caused by a number of factors, including, but not limited to:

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  unemployment levels,

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  the business environment of local communities,

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  the number of uninsured and underinsured patients in local communities,

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  seasonal cycles of illness,

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  climate and weather conditions,

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  vacation patterns of both patients and physicians,

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  local health care competitors, and

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  other factors relating to the timing of elective procedures.

Risks Relating to the Notes

We and our subsidiaries have a substantial amount of debt and other liabilities that is effectively senior to the notes.

        As of September 30, 2004, we had approximately $4.5 billion of long-term debt. In addition, on January 28, 2005, we closed an offering of $800,000,000 principal amount of 9.250% Senior Notes due 2015, the net proceeds of which will be used to repurchase or redeem $400 million of our outstanding senior notes due in 2006 and 2007 and for general corporate purposes. The notes are effectively subordinated to our one-year letter of credit facility agreement, which we entered into after having terminated our five-year revolving credit agreement on December 31, 2004. Under the new letter of credit facility agreement, Bank of America, N.A., as administrative agent and letter of credit issuing bank, may in its discretion, issue standby letters of credit for our account in an aggregate amount available for drawing (including unpaid reimbursement obligations for drawn letters of credit) up to $250 million. The $216 million in letters of credit that were outstanding on December 31, 2004 under the five-year revolving credit agreement when it was terminated continued to be outstanding under the new letter of credit facility agreement. From time to time the Company expects to engage in various capital markets, bank credit and other financing activities depending on the Company's needs and financing alternatives available at that time. In addition, the notes are effectively subordinated to debt and other liabilities of our subsidiaries, which in the aggregate were approximately $65 million at December 31, 2004. Our operations are and will be conducted through our subsidiaries and substantially all of our assets are and will be owned by our subsidiaries. Our ability to make required principal and interest payments on our indebtedness, including the notes, depends on the earnings of our subsidiaries and on our ability to receive dividends or other payments from such subsidiaries. Any right we have to the assets of each of our subsidiaries upon the liquidation, reorganization or insolvency of such subsidiaries (and consequently your right as a holder of notes to participate in those assets) will be effectively subordinated to the claims of the creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries, except to the extent we have a claim against such subsidiaries as a creditor. If any claims we may have as a creditor of a subsidiary are recognized, such claims would be subject to any security interest in the assets of such subsidiary and subordinate to any indebtedness of such subsidiary senior to that held by us.

The protections provided in the notes are limited and we may take actions that could adversely affect the notes.

        Our outstanding notes, including the new notes and the old notes, are not rated investment grade by either Standard & Poor's or Moody's Investors Services. However, the covenants applicable to the notes are identical to those applicable to our other outstanding notes, which were rated investment grade at the time they were issued. The covenants do not limit the amount of debt we may incur and only provide limited restrictions on the security we may provide for future debt. We may decide to incur additional secured or unsecured debt in the future to finance any judgments or settlements or for other business purposes, and any such additional debt may have an adverse effect on our credit rating and the priority of claims of holders of the notes. That additional debt, if incurred, could be held by a number of creditors, including affiliates of the initial purchasers of the old notes.

Risks Related to the Exchange Offer

You may have difficulty selling the old notes you do not exchange.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market, if any, for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer.

You may have difficulty selling the new notes because there is no existing trading market for them.

        The new notes are being offered to the holders of the old notes, which were issued on June 18, 2004 primarily to a small number of institutional investors. There is no existing trading market for the new notes. Although the initial purchasers in the offering of the old notes have informed us that they intend to make a market in the new notes, they are not obligated to do so and any market-making activity may be discontinued at any time without notice. As a result, the market price of the new notes could be adversely affected.

        We intend to apply for listing of the new notes on The New York Stock Exchange. The liquidity of any market for the new notes will depend upon the number of holders of the new notes, our financial performance, the market for similar securities, the interest of securities dealers in making a market in the new notes and other factors relating to us. A liquid trading market may not develop for the new notes.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You may not receive new notes in the exchange offer if the exchange offer procedure is not followed.

        We will issue the new notes in exchange for your old notes only if you tender the old notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf.

USE OF PROCEEDS

        We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

SELECTED FINANCIAL INFORMATION

        In March 2003, our board of directors approved a change in our fiscal year from a fiscal year ending on May 31 to a fiscal year that coincides with the calendar year, effective December 31, 2002. Selected financial information for the fiscal years ended May 31, 1999 through 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003 is set forth below. Unaudited comparable data for the year ended December 31, 2002 is presented below, as well as financial information for the nine-month periods ended September 30, 2003 and September 30, 2004. The information for the fiscal years ended May 31, 1999 through May 31, 2002, the seven-month transition period ended December 31, 2002, and the year ended December 31, 2003 is from our consolidated financial statements, which have been audited by KPMG LLP, our independent registered public accounting firm, and from our underlying accounting records. The summary financial information for the year ended December 31, 2002 and the nine-month periods ended September 30, 2003 and September 30, 2004 has been derived from our unaudited condensed consolidated financial statements and reflects all adjustments (consisting of normal recurring adjustments) that, in our opinion, are necessary for a fair presentation of such information. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for fiscal 2004.

        The results of operations for the years ended May 31, 1999 through 2002, the seven-month transition period ended December 31, 2002 and the years ended December 31, 2002 and 2003 have been revised to reflect in discontinued operations the 27 domestic acute care hospitals and one general hospital in Barcelona, Spain, whose proposed divestitures were disclosed in January and March 2004, respectively, Century City Hospital in Los Angeles, California, a previously leased hospital that was no longer operated by the Company by the end of April 2004, Medical College of Pennsylvania Hospital, which was sold in September 2004, and NorthShore Psychiatric Hospital in Slidell, Louisiana, which was closed in September 2004. Based on our current hospital divestiture plan, U.S. Generally Accepted Accounting Principles require that the results of operations of these hospitals be classified as discontinued operations on a retroactive basis in this filing and any future filings.

        You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the report of our independent registered public accounting firm included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by our Current Reports on Form 8-K dated June 14, 2004, September 2, 2004 and January 24, 2005, and our unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q for the fiscal quarter ended

September 30, 2004, all incorporated in this prospectus by reference. See "Incorporation by Reference." Dollar amounts set forth below, except per share amounts, are in millions.

						Years ended December 31,		Nine Months Ended September 30,
	Years Ended May 31,				Seven Months Ended December 31, 2002
	1999	2000	2001	2002		2002	2003	2003	2004
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Unaudited)		(Unaudited)
	(Dollars in Millions, Except Per-Share Amounts)
Net operating revenues	$7,957	$8,103	$8,469	$9,792	$6,103	$10,375	$10,198	$7,728	$7,544
Operating expenses:
Salaries and benefits	3,307	3,262	3,353	3,862	2,356	4,031	4,269	3,222	3,274
Supplies	1,135	1,154	1,180	1,377	874	1,477	1,610	1,198	1,285
Provision for doubtful accounts	537	622	602	714	481	774	1,142	852	1,018
Other operating expenses	1,760	1,762	1,766	1,922	1,219	2,038	2,122	1,606	1,683
Depreciation	327	317	320	348	207	353	361	270	273
Goodwill amortization	90	79	84	85	—	35	—	—	—
Other amortization	24	22	20	24	14	23	20	15	16
Impairment of long-lived assets and goodwill and restructuring charges	229	311	143	99	22	22	1,392	324	33
Costs of litigation and investigations	—	—	—	—	—	—	282	327	29
Loss from early extinguishment of debt	—	—	56	383	4	105	—	—	5

Operating income (loss)	548	574	945	978	926	1,517	(1,000)	(86)	(72)

Interest expense	(481)	(477)	(452)	(324)	(144)	(261)	(294)	(219)	(242)
Investment earnings	26	22	35	31	13	25	17	12	13
Minority interests	(3)	(14)	(6)	(24)	(10)	(21)	(21)	(21)	(6)
Net gains on sales of facilities and long-term investments	—	49	28	—	—	—	16	9	6
Impairment of investment securities	—	—	—	—	(64)	(64)	(5)	(5)	—

Income (loss) before income taxes	90	154	550	661	721	1,196	(1,287)	(310)	(301)

Income taxes	(56)	(103)	(240)	(322)	(290)	(502)	226	78	99
Income (loss) from continuing operations, before discontinued operations and cumulative effect of accounting change	$34	$51	$310	$339	$431	$694	$(1,061)	$(232)	$(202)

Basic earnings (loss) per common share from continuing operations	$0.07	$0.11	$0.65	$0.69	$0.89	$1.42	$(2.28)	$(0.50)	$(0.43)

Diluted earnings (loss) per common share from continuing operations	$0.07	$0.11	$0.63	$0.67	$0.87	$1.39	$(2.28)	$(0.50)	$(0.43)

        All periods have been adjusted to reflect a 3-for-2 stock split declared in May 2002 and distributed on June 28, 2002.

        The selected financial data presented in the previous table are not necessarily indicative of our future financial position or results of operations. Reasons for this include, but are not limited to (1) our announced divestitures, (2) future changes in Medicare regulations (3) our ability to collect our accounts receivable, particularly in light of recent trends in patient accounts receivable collectibility and associated increases in provisions for doubtful accounts, (4) our voluntary adoption of a new method for calculating Medicare outlier payments effective January 1, 2003, and subsequent new regulations governing the calculation of such payments, (5) the increase in the number of patients who are uninsured, (6) the ultimate resolution of investigations and lawsuits, (7) fluctuations in revenue allowances and discounts, including the impact of phasing in the discounting components of our Compact with Uninsured Patients, (8) changes in interest rates, tax rates, occupancy levels and patient volumes, (9) the timing and magnitude of negotiations and resolutions of disputes with managed care companies, and (10) levels of malpractice expense and settlement trends. Other items include the effects of impairment and restructuring charges, losses from early extinguishment of debt, and other disposals of facilities and other assets, all of which have also occurred during some or all of the periods presented in the above table.

					Seven Months Ended Dec. 31 2002	Year Ended December 31,		Nine Months Ended September 30,
	Year Ended May 31,
	1999	2000	2001	2002		2002	2003	2003	2004
						(Unaudited)		(Unaudited)
Cash Flow Data
Cash provided by operating activities	$582	$869	$1,818	$2,315	$1,126	$2,328	$838	$720	$208
Cash used in investing activities	(1,147)	(36)	(574)	(1,227)	(389)	(793)	(333)	(632)	(1)
Cash provided by (used in) financing activities activities	571	(727)	(1,317)	(1,112)	(565)	(1,387)	(96)	(79)	497
Other Financial Data
Ratio of earnings to fixed charges(1)(2)	1.1	1.2	2.1	2.8	5.1	4.8	—	—	—

(1)
The ratio of earnings to fixed charges is calculated by dividing income (loss) from continuing operations before income taxes excluding equity earnings and minority interests, plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

(2)
Earnings (loss), as adjusted, were insufficient to cover fixed charges for the year ended December 31, 2003 and the nine months ended September 30, 2004 and 2003 by $1,283 million, $298 million and $308 million, respectively, to provide a one-to-one ratio.

	As of May 31,				As of December 31,		As of September 30,
	1999	2000	2001	2002	2002	2003	2003	2004
							(Unaudited)
Balance Sheet Data
Working capital	1,940	1,682	1,060	829	1,385	1,854	1,850	2,786
Total assets	13,771	13,161	12,995	13,803	13,796	12,298	13,477	12,126
Long term debt, net of current portion	6,391	5,668	4,202	3,919	3,872	4,039	4,032	4,487
Shareholders' equity	3,914	4,142	5,153	5,697	5,824	4,361	5,272	3,849

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        In connection with the sale of the old notes, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our commercially reasonable efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of New Notes" and "Description of Old Notes" for more information on the terms of the respective notes and the differences between them.

        We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

        We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

Terms of the Exchange

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $1,000,000,000 principal amount of 9.875% Senior Notes due 2014 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

        Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

Expiration, Extension and Amendment

        The expiration time of the exchange offer is 5:00 P.M., Eastern time, on March 9, 2005. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "—Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., Eastern time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

        Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York, the exchange agent, at the address listed under the heading "—Exchange Agent":

  •
  a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

  •
  if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

        In addition, you must:

  •
  deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

  •
  deliver a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

  •
  comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

        If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder will represent to us that, among other things, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new notes.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

        If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Book-Entry Transfer

        The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

        Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed under "—Exchange Agent" at or prior to the expiration time; or

  •
  comply with the guaranteed delivery procedures described below.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

        If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

  1.
  stating the name and address of the holder of old notes and the amount of old notes tendered,

  2.
  stating that the tender is being made, and

  3.
  guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

Determination of Validity

        We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

        Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

        Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

        In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

  •
  certificates for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

Interest Payments on the New Notes

        The new notes will bear interest from the most recent date through which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date through which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment for accrued interest on the old notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time before the expiration time.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "—Exchange Agent" before the expiration time. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

  •
  contain a statement that the holder is withdrawing its election to have the old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the old notes are registered, if different from that of the depositor.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

        Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered. Properly withdrawn old notes may be re-tendered by following the procedures described under "—Procedures for Tendering" above at any time at or before the expiration time.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

  •
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  a banking moratorium shall have been declared by United States federal or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with the acceptance for exchange or with the exchange.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See "—Expiration, Extension and Amendment" above.

Resales of New Notes

        Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the old notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the new notes are acquired in the ordinary course of the holders' business;

  •
  the holders have no arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

        However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

        Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

  •
  may not rely on the applicable interpretations of the staff of the SEC mentioned above;

  •
  will not be permitted or entitled to tender the old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

THE BANK OF NEW YORK
AS EXCHANGE AGENT

By Facsimile for Eligible Institutions: (212) 298-1915 Attention: David Mauer Confirm by Telephone: (212) 815-2548	By Mail/Overnight Courier/Hand: The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: David Mauer

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

        We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

DESCRIPTION OF NEW NOTES

General

        We issued the old notes and will issue the new notes pursuant to an indenture, dated as of November 6, 2001, as supplemented by the Seventh Supplemental Indenture, dated as of June 18, 2004, between us and The Bank of New York, as trustee (collectively, the "indenture"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and you should refer to the indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of terms used below. Upon request, you may obtain a copy of the indenture from us. As used in this "Description of New Notes," the terms "we," "our," and "us" refer to Tenet Healthcare Corporation and not to any of our subsidiaries.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. We are permitted under the terms of the indenture to, and may in the future, issue other debt securities under the indenture constituting one or more separate series. The new notes will be our general unsecured obligations, equal in right of payment with all our existing and future unsubordinated indebtedness.

        Subject to the limitations set forth in the indenture, we may, without the consent of the note holders, issue additional notes under the indenture having the same terms in all respects as the notes or similar in all respects to the notes except for payment of interest (1) scheduled and paid prior to the date of issuance of those additional notes or (2) payable on the first interest payment date following the date of their issuance.

        The new notes will be issued in fully registered form, in denominations of $1,000 and integral multiples thereof, registered in the name of Cede & Co., a nominee of The Depository Trust Company, or DTC. See "—Global Notes" below. The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

Principal, Maturity and Interest

        The old notes were originally offered in, and the new notes will be limited to, the aggregate principal amount of $1,000,000,000. The old notes and the new notes constitute a single series under the indenture. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the old notes and the new notes offered hereby, will constitute a single series of notes under the indenture.

        The new notes will mature on July 1, 2014. Interest on the new notes will accrue at the rate per annum set forth on the cover page hereof and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2005, to holders of record on the immediately preceding December 15 and June 15. Interest on the new notes will accrue from the most recent date through which interest has been paid on the new notes or the old notes for which the new notes were exchanged or, if no interest has been paid, from the date of original issuance of the old notes.

        Interest on the new notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the new notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

Optional Redemption

        The notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

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  100% of the principal amount of the notes being redeemed, or

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  the sum of the present values of the remaining scheduled payments of principal and interest thereon, excluding accrued and unpaid interest to the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate, plus 50 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the redemption date. The notes will not be subject to any mandatory sinking fund.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

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  the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month); or

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  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes ("Remaining Life").

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest

Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

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  each of Citigroup Global Markets Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

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  any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., Eastern time, on the third business day preceding such redemption date.

        If less than all of the notes is to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that notes with a principal amount of $1,000 will not be redeemed in part.

        We will mail a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Limitations on Us and Our Subsidiaries

Limitations on Liens

        The indenture provides that, except as described under "—Exception to Limitations" below, neither we nor any of our subsidiaries will issue, incur, create, assume or guarantee any debt secured by liens, mortgages, pledges, charges, security interests or other encumbrances upon any principal property (which means each of our hospitals that has a book value in excess of 5% of our consolidated net tangible assets), unless the notes will be secured equally and ratably with, or prior to, such debt. This restriction will not apply to:

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  liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvements;

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  liens existing on property at the time of its acquisition by us or our subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

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  liens in favor of us or a consolidated subsidiary;

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  liens existing on the date of the indenture;

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  certain liens to governmental entities;

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  liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code;

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  any substitution or replacement of any lien referred to above, provided that the property encumbered by any substitute or replacement lien is substantially similar in nature to and no greater in value than the property encumbered by the lien that is being replaced; and

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  any extension, renewal or replacement of any lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions

        The indenture provides that, except as described under "—Exception to Limitations" below, neither we nor any of our subsidiaries will enter into any sale and lease-back transaction with respect to any principal property with another person, other than us or one of our consolidated subsidiaries, unless:

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  we or any of our subsidiaries could incur debt secured by a lien on the property to be leased without securing the notes;

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  the lease is for three years or less; or

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  within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a principal property or the voluntary retirement of our long-term debt.

Exception to Limitations

        Notwithstanding the two covenants described above, we and any of our subsidiaries may issue, incur, create, assume or guarantee debt secured by liens or enter into any sale and lease-back transaction that would otherwise be subject to the restrictions on liens and sale and lease-back transactions described above, provided that (i) the aggregate amount of all our debt subject to the restriction on liens described above plus (ii) the aggregate attributable debt in respect of sale and lease-back transactions that is subject to the restriction on sale and lease-back transactions above, does not exceed 15% of our consolidated net tangible assets.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other person, unless:

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  we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the notes and the due and punctual performance and observation of our covenants and obligations under the indenture; and

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  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default has occurred and is continuing under the indenture.

Events of Default

        Under the indenture, each of the following constitutes an event of default with respect to the notes:

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  failure to pay the principal of or premium, if any, on the notes, at maturity or otherwise;

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  failure to pay any interest on the notes when due, continued for 30 days;

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  failure to perform, or the breach of, any of our covenants or warranties in the indenture or the notes, continued for 90 days after written notice; or

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  events of bankruptcy, insolvency or reorganization with respect to us.

        In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the notes in the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25 million or 5% of our consolidated net tangible assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

        If any event of default with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the notes then outstanding, by written notice to us and to the trustee, may declare the principal amount of the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding notes will automatically and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal of or interest on the notes, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of notes then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder of a note will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

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  such holder has previously given the trustee written notice of a continuing event of default with respect to the notes;

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  the holders of at least 25% in the aggregate principal amount of the notes then outstanding have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceedings as trustee; and

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  the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        Such limitations, however, do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or interest on such note on or after its due date.

Defeasance and Covenant Defeasance

        We may elect, at our option at any time, to have the provisions of the indenture relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants applied to the notes.

        Defeasance and Discharge.    The indenture provides that, upon the exercise of our option, we will be discharged from all our obligations with respect to notes (except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust), subject to the conditions precedent below.

        Defeasance of Certain Covenants.    The indenture provides that, upon the exercise of our option with respect to any notes, we may omit to comply with certain restrictive covenants, including those described under "—Limitations on Us and Our Subsidiaries" above, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to such notes, subject to the conditions precedent below.

        In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of the notes money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such notes on the stated maturity in accordance with the terms of the indenture and such notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

        In the event we exercised this option with respect to any notes and such notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such notes at the time of their respective stated maturities but may not be sufficient to pay amounts due on such notes upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such notes), and any existing default or compliance with certain restrictive provisions of the indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for the notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

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  reduce the principal or change the fixed maturity of any note;

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  reduce the rate or change the time for payment of interest on any note;

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  waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the applicable notes by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration);

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  change the place of payment of any note or make any note payable in money other than that stated in the note;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

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  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

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  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver; or

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  make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note.

        Notwithstanding the foregoing, without the consent of any holder of notes, we, together with the trustee, may amend or supplement the indenture to:

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  cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

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  provide for uncertificated notes in addition to or in place of certificated notes;

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  evidence the assumption of our obligations to holders of notes in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption "—Limitations on Us and Our Subsidiaries—Consolidation, Merger and Sale of Assets";

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  add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

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  make any change that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

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  add any additional events of default for the benefit of the holders of the notes;

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  secure the notes;

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  establish the form or terms of other series of debt securities as permitted under the indenture;

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  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

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  appoint a successor trustee.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of notes entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

        The Bank of New York is the trustee under the indenture.

        We maintain banking and borrowing relations with The Bank of New York, including under our credit facilities, under which The Bank of New York is a documentation agent and a lending bank. The Bank of New York also serves as escrow agent under an escrow agreement to which we are party. In addition, The Bank of New York is the trustee under other indentures pursuant to which we have issued debt. Pursuant to the Trust Indenture Act of 1939, should a default occur with respect to the notes, the trustee would be required to eliminate any conflicting interest as defined in the Trust Indenture Act of 1939 or resign as trustee with respect to the notes within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

        The trustee may resign at any time or may be removed by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture. The indenture provides that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Notes

        The new notes will be issued in the form of one or more registered notes in book-entry form, referred to as global notes. Each such global note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such global note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the global notes for all purposes.

        So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such global note, and of the notes represented thereby, for all purposes under the indenture and the notes and the beneficial owners of notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders thereof under the indenture.

        Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a global note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time. None of Tenet Healthcare Corporation, the trustee or any of their agents will have any responsibility or liability for any aspect of

DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interest in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Interests in a global note will be exchanged for notes in certificated form if:

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  DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days;

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  an event of default under the indenture with respect to the notes has occurred and is continuing; or

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  we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note.

Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples thereof and will be in registered form only, without coupons.

        No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's or the applicable DTC participant's procedures, in addition to those under the indenture and the notes.

        Investors may hold their interest in a global note directly through DTC if they are participants or indirectly through organizations that are DTC participants. Accordingly, although owners who hold notes through DTC participants will not possess notes in definitive form, the participants provide a mechanism by which holders of notes will receive payments and will be able to transfer their interests.

        The holder of a certificated note may transfer such note, subject to compliance with the provisions of such legend, by surrendering it at (i) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee maintained for such purpose or (ii) the office of any transfer agent we appoint.

        We will make all payments of principal and interest on the notes in immediately available funds so long as the notes are maintained in the form of global notes.

Governing Law

        The indenture provides and the new notes will provide that they are and shall be governed by, and interpreted in accordance with, the internal laws of the State of New York.

DESCRIPTION OF OLD NOTES

        The terms of the old notes are identical in all material respects to those of the new notes, except that (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not provide for any additional interest as a result of our failure to fulfill certain registration obligations. The old notes provide that, in the event that the exchange offer is not consummated within 30 business days after the date of effectiveness of the registration statement in which this prospectus is included, or, in certain limited circumstances, in the event a shelf registration statement with respect to the resale of the old notes is not filed within 30 days from the date on which the obligation to file such shelf registration statement arises or is not declared effective within 90 days after such filing, then special interest will accrue on the old notes (in addition to the interest rate on the old notes) for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective. During the time that the special interest is accruing continuously, the rate of such special interest shall be 0.25% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. The new notes are not, and upon consummation of the exchange offer with respect to the old notes will not be, entitled to any such special interest. Accordingly, holders of old notes should review the information set forth under "Risk Factors" and "Description of New Notes."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note should not be a taxable event for United States federal income tax purposes. Accordingly, a holder should not recognize gain or loss for United States federal income tax purposes on an exchange of an old note for a new note and such holder's holding period for a new note will include the holding period for the old note so exchanged.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with resales of new notes received in exchange for old notes if such old notes were acquired by such broker-dealers for their own accounts as a result of marketing-making activities or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new notes for a period ending 180 days after the expiration date of the exchange offer, or, if earlier, when all new notes subject to the exchange offer have been disposed of by such broker-dealers.

        We will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

VALIDITY OF THE NOTES

        The validity of the new notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Los Angeles, California and certain matters of Nevada law relating to the validity of the new notes will be passed upon for us by Woodburn and Wedge, Reno, Nevada.

EXPERTS

        Our consolidated financial statements and the related financial statement schedule as of May 31, 2002, and December 31, 2002 and 2003, and for each of the fiscal years in the two-year period ended May 31, 2002, for the seven-month transition period ended December 31, 2002 and for the year ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in the method of accounting for goodwill and intangible assets effective June 1, 2002. The report of KPMG LLP also refers to a change in the method of accounting for stock options effective January 1, 2003 with retroactive restatement for the prior periods.

AVAILABLE INFORMATION

        We file annual, quarterly and special reports, as well as other information, with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site: http://www.sec.gov. The documents we file with the SEC may also be read and copied at the SEC's public reference rooms in Washington, D.C. Reports and other information concerning us can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 618 South Spring Street, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104.

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the notes offered hereby, reference is made to the registration statement and the exhibits thereto and the financial statements, notes and reference facilities of the SEC referred to above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

        With respect to any old securities which are not yet eligible to be resold pursuant to Rule144(h) under the Securities Act or new securities which have not been disposed of by a broker-dealer pursuant to the "Plan of Distribution" section, we have undertaken to furnish upon request of a holder or prospective purchaser of a note the information required to be delivered under Rule 144A(d)(4) if, at the time of such request, we are no longer a reporting company under Section 13 or 15(d) of the Exchange Act.

INCORPORATION BY REFERENCE

        The following documents filed with the SEC are incorporated by reference into this prospectus:

  (1)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  (2)
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

  (3)
  our Current Reports on Form 8-K dated June 14, 2004, September 2, 2004, December 14, 2004, December 21, 2004, December 23, 2004, January 6, 2005, January 24, 2005 and January 28, 2005.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus until this offering is completed will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statement contained herein or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus, except as so modified or superseded.

        We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to us at the following address:

  Tenet Healthcare Corporation
  Attention: E. Peter Urbanowicz, Corporate Secretary
  13737 Noel Road
  Dallas, Texas 75240
  (469) 893-2200

        In order to obtain timely delivery, you must request this information no later than March 2, 2005.

$1,000,000,000

Tenet Healthcare Corporation

9.875% Senior Notes due 2014

PROSPECTUS

February 8, 2005

        All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

THE BANK OF NEW YORK

By Facsimile for Eligible Institutions:
(212) 298-1915
Attention: David Mauer

Confirm by telephone:
(212) 815-2548

By Mail/Overnight Courier/Hand:
The Bank of New York
Reorganization Unit
101 Barclay Street, 7E
New York, New York 10286
Attention: David Mauer

LETTER OF TRANSMITTAL

TO TENDER
9.875% SENIOR NOTES DUE 2014
OF

TENET HEALTHCARE CORPORATION

PURSUANT TO THE PROSPECTUS DATED FEBRUARY 7, 2005

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 8, 2005, UNLESS EXTENDED.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

THE BANK OF NEW YORK

BY FACSIMILE FOR ELIGIBLE INSTITUTIONS: (212) 298-1915 Attention: David Mauer CONFIRM BY TELEPHONE: (212) 815-2548	BY MAIL/OVERNIGHT COURIER/HAND:The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: David Mauer

        Transmission of this letter of transmittal via facsimile to a number other than as set forth above or delivery of this letter of transmittal to an address other than as set forth above will not constitute a valid delivery.

        You should carefully read the instructions contained in this letter of transmittal before completing it. Certain terms used but not defined herein shall have the same meaning given them in the prospectus (as defined below).

        This letter of transmittal is to be completed by holders of old notes (as defined below) if either (1) old notes are to be forwarded herewith or (2) tenders of old notes are to be made by book-entry transfer to an account maintained by the exchange agent at The Depository Trust Company ("DTC") pursuant to the procedures set forth under "The Exchange Offer—Procedures for Tendering" in the prospectus and an agent's message (as defined below) is not delivered.

        Holders of old notes whose certificates for old notes are not immediately available or who cannot deliver their certificates and all other required documents to the exchange agent or complete the procedures for book-entry transfer prior to the expiration time (as defined in the prospectus) must tender their old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering" in the prospectus.

        Delivery of documents to DTC does not constitute delivery to the exchange agent.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.
READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

DESCRIPTION OF OLD NOTES TENDERED

NAME AND ADDRESS OF REGISTERED HOLDER (PLEASE FILL IN IF BLANK)		CERTIFICATE NUMBERS*	AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES	PRINCIPAL AMOUNT OF OLD NOTES TENDERED**	NUMBER OF BENEFICIAL HOLDERS FOR WHICH OLD NOTES ARE HELD

			$	$

	TOTAL AMOUNT TENDERED:		$	$

*	Need not be completed by book-entry holders.
**	Unless otherwise indicated in this column, a holder will be deemed to have tendered ALL of the old notes held by it. Old notes tendered hereby must be in denominations of principal amount of $1,000 or any integral multiple of $1,000.

BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS (defined in instruction 1) ONLY

☐
CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNTS MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution(s):

DTC Account Number(s):

Transaction Code Number:

☐
CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name of Registered Holder:

Window Ticket Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Institution which Guaranteed Delivery:

IF GUARANTEED DELIVERY IS TO BE MADE BY BOOK-ENTRY TRANSFER:
Name of Tendering Institution:

DTC Account Number(s):

Transaction Code Number:

☐
CHECK HERE IF OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OR UNTENDERED OLD NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER(S) SET FORTH ABOVE.

☐
CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE OLD NOTES FOR YOUR OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Area Code and Telephone Number:

Ladies and Gentlemen:

        The undersigned hereby tenders to Tenet Healthcare Corporation, a Nevada corporation (the "Company"), the above-described principal amount of the Company's 9.875% Senior Notes due 2014, (the "old notes") in exchange for a like aggregate principal amount of the Company's 9.875% Senior Notes due 2014, (the "new notes" and together with the old notes, the "notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), upon the terms and subject to the conditions set forth in the prospectus dated February 8, 2005 (as the same may be amended or supplemented from time to time, the "prospectus"), receipt of which is acknowledged, and in this letter of transmittal (which, together with the prospectus, constitute the "exchange offer").

        Subject to and effective upon the acceptance for exchange of all or any portion of the old notes tendered herewith in accordance with the terms and conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such old notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as agent of the Company in connection with the exchange offer) with respect to the tendered old notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the prospectus, to (1) deliver certificates for old notes together with all accompanying evidences of transfer and authenticity to or upon the order of the Company, upon receipt by the exchange agent, as the undersigned's agent, of the new notes to be issued in exchange for such old notes, (2) present certificates for such old notes for transfer, and transfer the old notes on the books of the Company, and (3) receive for the account of the Company all benefits and otherwise exercise all rights of beneficial ownership of such old notes, all in accordance with the terms and conditions of the exchange offer.

        The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, sell, assign and transfer the old notes tendered hereby and that, when the same are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the old notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the exchange agent to be necessary or desirable to complete the exchange, assignment and transfer of the old notes tendered hereby, and the undersigned will comply with any obligations it may have under the exchange and registration rights agreement (as described in the prospectus). The undersigned has read and agrees to all of the terms of the exchange offer.

        The name and address of the registered holder of the old notes tendered hereby have been printed above, if they are not already set forth above, as they appear on the certificates representing such old notes. The certificate numbers and the principal amount of the old notes that the undersigned wishes to tender have also been indicated in the appropriate columns above.

        If any tendered old notes are not exchanged pursuant to the exchange offer for any reason, or if certificates are submitted for more old notes than are tendered or accepted for exchange, certificates for such nonexchanged or nontendered old notes will be returned (or, in the case of old notes tendered by book-entry transfer, such old notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the exchange offer.

        The undersigned understands that tenders of old notes pursuant to any one of the procedures described under "The Exchange Offer—Procedures for Tendering" in the prospectus and in the instructions herein will, upon the Company's acceptance for exchange of such tendered old notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the exchange offer. The undersigned recognizes that, under certain circumstances set forth in the prospectus, the Company may not be required to accept for exchange any of the old notes tendered hereby.

        Unless otherwise indicated herein in the box entitled "Special Issuance Instructions" below, the undersigned hereby directs that the new notes be issued in the name of the undersigned or, in the case of a book-entry transfer of old notes, that such new notes be credited to the appropriate account indicated above maintained at DTC. If applicable, substitute certificates representing old notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of old notes, will be credited to the appropriate account indicated above maintained at DTC. Similarly, unless otherwise indicated under "Special Delivery Instructions" below, please deliver new notes to the undersigned at the address shown below the undersigned's signature.

        By tendering old notes and executing this letter of transmittal, the undersigned hereby represents and agrees that (1) the undersigned is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (2) any new notes to be received by the undersigned are being acquired in the ordinary course of its business, (3) the undersigned has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of new notes to be received in the exchange offer, and (4) if the undersigned is not a broker-dealer, the undersigned is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such new notes. By tendering old notes pursuant to the exchange offer and executing this letter of transmittal, a holder of old notes which is a broker-dealer represents and agrees, consistent with certain interpretative letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (1) such old notes held by the broker-dealer are held only as a nominee, or (2) such old notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver a prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such new notes (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act).

        The Company has agreed that, subject to the provisions of the exchange and registration rights agreement, the prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 180 days after the expiration date of the exchange offer (subject to extension under certain limited circumstances described in the prospectus) or, if earlier, when all such new notes have been disposed of by such broker-dealer. In that regard, each broker-dealer who acquired old notes for its own account as a result of market-making or other trading activities, by tendering such old notes and executing this letter of transmittal, agrees that, upon receipt of notice from the Company of (1) the existence of any fact or the happening of any event that makes any statement of a material fact made in the prospectus, the registration statement in which it is contained (the "registration statement"), any amendment or supplement thereto or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the prospectus or registration statement in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (2) the occurrence of certain other events specified in the exchange and registration rights agreement, such broker-dealer will suspend the sale of new notes pursuant to the prospectus until the Company has amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer or the Company has given notice that the sale of the new notes may be resumed and such broker-dealer has received copies of additional filings incorporated by reference in the prospectus, as the case may be. If the Company gives notice to suspend the sale of the new notes, it shall extend the 180-day period referred to above during which such broker-dealer is entitled to use the prospectus in connection with the resale of new notes by the number of days during the period from and including the date of the giving of such notice to and including the date such broker-dealer shall have received copies of the amended or supplemented prospectus necessary to permit resales of the new notes or to and including the date on which the Company has given notice that the sale of new notes may be resumed, as the case may be.

        Holders whose old notes are accepted for exchange will not receive interest payments on such old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such old notes prior to the original issue date of the new notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such old notes, and the undersigned waives the right to receive any interest on such old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after June 18, 2004.

        All authority herein conferred or agreed to be conferred in this letter of transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives, successors and assigns of the undersigned. Except as stated in the prospectus, this tender is irrevocable.

  HOLDERS SIGN HERE
  (SEE INSTRUCTIONS 2, 5 AND 6;
  SIGNATURE MUST BE GUARANTEED BELOW IF REQUIRED BY INSTRUCTION 2)

  Must be signed by registered holder exactly as name appears on certificates for the old notes hereby tendered or on a security position listing, or by any person authorized to become the registered holder by endorsements and documents transmitted herewith (including such opinions of counsel, certifications and other information as may be required by the Company or the exchange agent to comply with the restrictions on transfer applicable to the old notes). If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary capacity or representative capacity, please set forth the signatory's full title. See instruction 5.

Signature(s)
Name(s) (Please print)
Taxpayer Identification or Social Security Number(s)
Capacity (full title), if signing in a fiduciary or representative capacity
Telephone (Include area code)

Address (Include zip code)
Date
GUARANTEE OF SIGNATURE (SEE INSTRUCTIONS 2 AND 5)
Name of Firm	Authorized Signature
Telephone Number (Include area code)	Title

Address (Include zip code)	Date

  SPECIAL ISSUANCE INSTRUCTIONS
  (SEE INSTRUCTIONS 1, 5 AND 6)

              To be completed ONLY if the new notes and/or any old notes that are not tendered are to be issued in the name of someone other than the registered holder of the old notes whose name appears above.

  Issue:

  ☐    New notes

  ☐    Old notes not tendered

  to:

Name (Please print)
Telephone (Include area code)

Address (Include zip code)
Taxpayer Identification or Social Security Number

  SPECIAL DELIVERY INSTRUCTIONS
  (SEE INSTRUCTIONS 1, 5 AND 6)

              To be completed ONLY if the new notes and/or any old notes that are not tendered are to be sent to someone other than the registered holder of the old notes whose name appears above, or to such registered holder at an address other than that shown above.

  Mail:

  ☐    New notes

  ☐    Old notes not tendered

  to:

Name (Please print)
Telephone (Include area code)

Address (Include zip code)
Taxpayer Identification or Social Security Number

INSTRUCTIONS
(FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER)

        1.    Delivery of letters of transmittal and certificates; guaranteed delivery procedures.    This letter of transmittal is to be completed if either (a) certificates for old notes are to be forwarded herewith or (b) tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth under "The Exchange Offer—Procedures for Tendering" in the prospectus and an agent's message is not delivered. Certificates, or book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, as well as this letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by this letter of transmittal, must be received by the exchange agent at its number or address set forth on the cover page of this letter of transmittal prior to the expiration time. Tenders by book-entry transfer may also be made by delivering an agent's message in lieu of this letter of transmittal. The term "book-entry confirmation" means a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder, which acknowledgment states that such holder has received and agrees to be bound by this letter of transmittal (including the representations contained herein) and that the Company may enforce the letter of transmittal against such holder. Old notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

        Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, this letter of transmittal and all other required documents to the exchange agent prior to the expiration time or (3) who cannot complete the procedures for delivery by book-entry transfer prior to the expiration time, may tender their old notes by properly completing and duly executing a notice of guaranteed delivery pursuant to the guaranteed delivery procedures set forth under "The Exchange Offer—Procedures for Tendering" in the prospectus. Pursuant to such procedures: (1) such tender must be made by or through an eligible institution (as defined below); (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by the Company, must be received by the exchange agent prior to the expiration time; and (3) the certificates (or a book-entry confirmation) representing all tendered old notes, in proper form for transfer, together with a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of the letter of transmittal, and any other documents required by this letter of transmittal, must be received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration time, all as provided in "The Exchange Offer—Procedures for Tendering" in the prospectus.

        The notice of guaranteed delivery may be transmitted by facsimile or delivered by mail, hand or overnight courier to the exchange agent, and must include a guarantee by an eligible institution in the form set forth in such notice. As used herein and in the prospectus, "eligible institution" means an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

        The method of delivery of certificates, this letter of transmittal and all other required documents is at the option and sole risk of the tendering holder and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure delivery prior to the expiration time for the exchange offer relating to the old notes being tendered.

        The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal (or facsimile thereof), waives any right to receive any notice of the acceptance of such tender.

        2.    Guarantee of signatures.    No signature guarantee on this letter of transmittal is required if:

  •
  this letter of transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the old notes) of old notes tendered herewith, unless such holder has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" above; or

  •
  old notes are tendered for the account of a firm that is an eligible institution.

        In all other cases, an eligible institution must guarantee the signature on this letter of transmittal. See instruction 5.

        3.    Inadequate space.    If the space provided in the box captioned "Description of Old Notes Tendered" is inadequate, the certificate numbers, the principal amount of old notes and any other required information should be listed on a separate signed schedule which is attached to this letter of transmittal.

        4.    Partial tenders and withdrawal rights.    Tenders of old notes will be accepted only in the principal amount of $1,000 and integral multiples of $1,000. If less than all the old notes evidenced by any certificate submitted are to be tendered, fill in the principal amount of old notes which are to be tendered under the column entitled "Principal Amount of Old Notes Tendered." In such case, a new certificate for the remainder of the old notes that were evidenced by the old certificate will be sent to the holder of the old notes promptly after the expiration time for the exchange offer unless the appropriate boxes on this letter of transmittal are completed. All old notes represented by certificates delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to the expiration time. In order for a withdrawal to be effective, a written or facsimile transmission of such notice of withdrawal must be received by the exchange agent at its number or address set forth on the cover page of this letter of transmittal prior to such time. Any such notice of withdrawal must specify the name of the person who tendered the old notes to be withdrawn, the aggregate principal amount of old notes to be withdrawn, and (if certificates for old notes have been tendered) the certificate number and the name of the registered holder of the old notes as set forth on the certificates for the old notes, if different from that of the person who tendered such old notes. Any such notice must also contain a statement that the tendering holder is withdrawing its election to have the old notes exchanged and be signed in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees. If certificates for the old notes have been delivered or otherwise identified to the exchange agent, then prior to the physical release of such certificates for the old notes, the tendering holder must submit the serial numbers shown on the particular certificates for the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. If old notes have been tendered pursuant to the procedures for book-entry transfer set forth under "The Exchange Offer—Procedures for Tendering" in the prospectus, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of old notes, in which case a notice of withdrawal will be effective if delivered to the exchange agent by written or facsimile transmission prior to the expiration time. Withdrawals of tenders of old notes may not be rescinded and old notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration time by following any of the procedures described in the prospectus under "The Exchange Offer—Procedures for Tendering."

        The Company will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in its sole discretion and its determination shall be final and binding on all parties. The Company, any of its affiliates or assigns, the exchange agent or any other person shall not be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any old notes which have been tendered but which are timely withdrawn will be returned to the holder thereof without cost to such holder promptly after withdrawal.

        5.    Signatures on letter of transmittal; assignments and endorsements.    If this letter of transmittal is signed by the registered holder of the old notes tendered hereby, the signature must correspond exactly with the name as written on the face of the certificates without alteration, enlargement or any change whatsoever. If any of the old notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this letter of transmittal. If any tendered old notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate letters of transmittal (or facsimiles thereof) as there are different registrations of certificates. If this letter of transmittal or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Company, in its sole discretion, of such persons' authority to so act.

        When this letter of transmittal is signed by the registered holder of the old notes listed and transmitted hereby, no endorsement of certificates or separate bond powers are required unless new notes are to be issued in the name of a person other than the registered holder. Signatures on such certificates or bond powers must be guaranteed by an eligible institution. If this letter of transmittal is signed by a person other than the registered holder of the old notes listed, the certificates must be endorsed or accompanied by appropriate bond powers, signed exactly as the name of the registered holder appears on the certificates, and also must be accompanied by such opinions of counsel, certifications and other information as the Company or the exchange agent may require in accordance with the restrictions on transfer applicable to the old notes. Signatures on such certificates or bond powers must be guaranteed by an eligible institution.

        6.    Special issuance and delivery instructions.    If new notes are to be issued in the name of a person other than the registered holder, or if new notes are to be sent to someone other than the registered holder or to an address other than that shown above, the appropriate boxes in this letter of transmittal should be completed. Certificates for old notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC unless the appropriate boxes in this letter of transmittal are completed. See instruction 4.

        7.    Irregularities.    The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of old notes and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders it determines not to be in proper form or the acceptance of or exchange for which may, in the view of its counsel, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer set forth in the prospectus under "The Exchange Offer—Conditions to the Exchange Offer" or any conditions or irregularities in any tender of old notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders. The Company's interpretation of the terms and conditions of the exchange offer (including this letter of transmittal and the instructions hereto) will be final and binding. No tender of old notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. The Company, any of its affiliates or assigns, the exchange agent, or any other person shall not be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

        8.    Questions, requests for assistance and additional copies.    Questions and requests for assistance may be directed to the exchange agent at the specified number or address set forth on the back cover of the prospectus. Additional copies of the prospectus, the notice of guaranteed delivery and the letter of transmittal may be obtained from the exchange agent or from the holder's broker, dealer, commercial bank, trust company or other nominee.

        9.    Lost, destroyed or stolen certificates.    If any certificates representing old notes have been lost, destroyed or stolen, the holder should promptly notify the trustee for the notes. The holder will then be instructed as to the steps that must be taken in order to replace the certificates. This letter of transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

        10.    Security transfer taxes.    Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

        Important: This letter of transmittal (or facsimile thereof) and all other required documents must be received by the exchange agent prior to the expiration time.

NOTICE OF GUARANTEED DELIVERY

FOR TENDER OF
9.875% SENIOR NOTES DUE 2014
OF

TENET HEALTHCARE CORPORATION

PURSUANT TO THE PROSPECTUS DATED FEBRUARY 8, 2005

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 9, 2005, UNLESS EXTENDED.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

THE BANK OF NEW YORK

BY FACSIMILE FOR ELIGIBLE INSTITUTIONS: (212) 298-1915 Attention: David Mauer CONFIRM BY TELEPHONE: (212) 815-2548	BY MAIL/OVERNIGHT COURIER/HAND: The Bank of New York Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: David Mauer

        This notice of guaranteed delivery, or one substantially equivalent to this form, must be used to accept the exchange offer (as defined below) if (1) certificates for Tenet Healthcare Corporation's 9.875% Senior Notes due 2014 (the "old notes") are not immediately available, (2) old notes, the letter of transmittal and all other required documents cannot be delivered to the exchange agent prior to the expiration time (as defined in the prospectus referred to below) or (3) the procedures for delivery by book-entry transfer cannot be completed prior to the expiration time. This notice of guaranteed delivery may be transmitted by facsimile or delivered by mail, hand or overnight courier to the exchange agent prior to the expiration time. See "The Exchange Offer—Procedures for Tendering" in the prospectus.

        Transmission of this notice of guaranteed delivery via facsimile to a number other than as set forth above or delivery of this notice of guaranteed delivery to an address other than as set forth above will not constitute a valid delivery.

        This notice of guaranteed delivery is not to be used to guarantee signatures. If an "eligible institution" is required to guarantee a signature on a letter of transmittal pursuant to the instructions therein, such signature guarantee must appear in the applicable space provided in the signature box in the letter of transmittal.

Ladies and Gentlemen:

        The undersigned hereby tenders to Tenet Healthcare Corporation, a Nevada corporation, upon the terms and subject to the conditions set forth in the prospectus dated February 8, 2005 (as it may be amended or supplemented from time to time, the "prospectus") and the related letter of transmittal (which together constitute the "exchange offer"), receipt of which is hereby acknowledged, the aggregate principal amount of old notes set forth below pursuant to the guaranteed delivery procedures set forth in the prospectus under the caption "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery."

Aggregate Principal Amount Tendered	Signature
Certificate Numbers (If available)	Name of Registered Holder
DTC Account Number(s) (If tendering by book-entry transfer)	Telephone Number (Include area code)

Date	Address (Include zip code)

GUARANTEE OF DELIVERY
(THIS SECTION MUST BE COMPLETED; NOT TO BE USED FOR SIGNATURE GUARANTEE)

        The undersigned, an "eligible guarantor institution" meeting the requirements of the registrar for the notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other "signature guarantee program" as may be determined by the registrar for the notes in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended, hereby guarantees to deliver to the exchange agent, at its number or address set forth above, either the old notes tendered hereby in proper form for transfer or confirmation of the book-entry transfer of such old notes to the exchange agent's account at The Depository Trust Company ("DTC"), pursuant to the procedures for book-entry transfer set forth in the prospectus, in either case together with one or more properly completed and duly executed letters of transmittal (or facsimile thereof), or an agent's message (as defined in the prospectus), and any other required documents prior to 5:00 P.M., Eastern time, on the third New York Stock Exchange, Inc. trading date after the expiration time.

        The undersigned acknowledges that it must deliver the letters of transmittal, or an agent's message, and the old notes tendered hereby, or a book-entry confirmation, to the exchange agent within the time period set forth above and that failure to do so could result in financial loss to the undersigned.

Name of Firm	Authorized Signature
Telephone Number (Include area code)	Title

Address (Include zip code)	Date

        Do not send old notes with this notice of guaranteed delivery. Actual surrender of old notes must be made pursuant to, and be accompanied by, a properly completed and duly executed letter of transmittal, or an agent's message, and any other required documents.

TENET HEALTHCARE CORPORATION

Offer to exchange its 9.875% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9.875% Senior Notes due 2014

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 9, 2005, UNLESS EXTENDED.

February 8, 2005

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We are offering, upon the terms and subject to the conditions set forth in the prospectus dated February 8, 2005 (the "prospectus") and the accompanying letter of transmittal enclosed herewith (which together constitute the "exchange offer"), to exchange up to $1,000,000,000 aggregate principal amount of our new 9.875% Senior Notes due 2014, which have been registered under the Securities Act of 1933 (the "new notes"), for any and all of our outstanding 9.875% Senior Notes due 2014 (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the exchange and registration rights agreement described in the prospectus. Old notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

        The exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer" in the prospectus.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  the prospectus, dated February 8, 2005;

  2.
  the letter of transmittal for your use and for the information of your clients (facsimile copies of the letter of transmittal may be used to tender old notes);

  3.
  a form of letter which may be sent to your clients for whose accounts you hold old notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the exchange offer; and

  4.
  a notice of guaranteed delivery.

        Your prompt action is requested. Please note the exchange offer will expire at 5:00 P.M., Eastern time, on March 9, 2005, unless extended. Please furnish copies of the enclosed materials to those of your clients for whom you hold old notes registered in your name or in the name of your nominee as quickly as possible.

        In all cases, exchanges of old notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent (as defined in the prospectus) of (a) certificates representing such old notes, or a book-entry confirmation (as defined in the prospectus), as the case may be, (b) the letter of transmittal (or facsimile thereof), properly completed and duly executed, or an agent's message (as defined in the prospectus), and (c) any other required documents.

        Holders who wish to tender their old notes and (1) whose old notes are not immediately available or (2) who cannot deliver their old notes, the letter of transmittal or an agent's message and any other documents required by the letter of transmittal to the exchange agent prior to 5:00 P.M., Eastern time, on March 9, 2005 (unless extended) must tender their old notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer—Procedures for Tendering—Guaranteed Delivery" in the prospectus.

        We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

        We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the exchange offer. We will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any transfer taxes payable on the transfer of old notes to us, except as otherwise provided in instruction 10 of the letter of transmittal.

        Questions and requests for assistance with respect to the exchange offer or for copies of the prospectus and letter of transmittal may be directed to the exchange agent at its numbers and address set forth in the prospectus.

Very truly yours,
TENET HEALTHCARE CORPORATION

        Nothing contained in this letter or in the enclosed documents shall constitute you or any other person our agent or the agent of any of our affiliates, or authorize you or any other person to make any statements or use any document on behalf of any of us in connection with the exchange offer other than the enclosed documents and the statements contained therein.

TENET HEALTHCARE CORPORATION

Offer to exchange its 9.875% Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9.875% Senior Notes due 2014

          THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MARCH 9, 2005, UNLESS EXTENDED.

February 8, 2005

To Our Clients:

        Enclosed for your consideration is a prospectus dated February 8, 2005 (the "prospectus") and the accompanying letter of transmittal (which together constitute the "exchange offer") relating to the offer by Tenet Healthcare Corporation to exchange up to $1,000,000,000 aggregate principal amount of its new 9.875% Senior Notes due 2014, which have been registered under the Securities Act of 1933 (the "new notes"), for any and all of our outstanding 9.875% Senior Notes due 2014 (the "old notes"). As set forth in the prospectus, the terms of the new notes are identical in all material respects to the old notes, except that the new notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the exchange and registration rights agreement described in the prospectus. Old notes may be tendered in a principal amount of $1,000 and integral multiples of $1,000.

        We are forwarding the enclosed material to you as the beneficial owner of old notes held by us for your account or benefit but not registered in your name. Only we may tender old notes in the exchange offer as the registered holder, if you so instruct us. Therefore, Tenet Healthcare Corporation urges beneficial owners of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange old notes in the exchange offer.

        Accordingly, we request instructions as to whether you wish us to exchange any or all old notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal before instructing us to exchange your old notes.

        You should forward instructions to us as promptly as possible in order to permit us to exchange old notes on your behalf before the exchange offer expires at 5:00 P.M., Eastern time, on March 9, 2005, unless extended. A tender of old notes may be withdrawn at any time prior to the expiration time, which is 5:00 P.M., Eastern time, on March 9, 2005 or the latest time to which the exchange offer is extended.

        We call your attention to the following:

  1.
  The exchange offer is for the exchange of $1,000 principal amount of new notes for each $1,000 principal amount of old notes. $1,000,000,000 aggregate principal amount of the old notes was outstanding as of February 4, 2005.

  2.
  The exchange offer is subject to certain conditions. See "The Exchange Offer—Conditions to the Exchange Offer" in the prospectus.

  3.
  Tenet Healthcare Corporation has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of old notes from the tendering holder to Tenet Healthcare Corporation, except as provided in the prospectus and the letter of transmittal. See "The Exchange Offer—Fees and Expenses" in the prospectus and instruction 10 of the letter of transmittal.

        Tenet Healthcare Corporation is not making the exchange offer to, nor will it accept tenders from or on behalf of, holders of old notes residing in any jurisdiction in which the making of the exchange offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

        If you wish us to tender any or all of your old notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange old notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the material enclosed with and referred to in your letter relating to the exchange offer of Tenet Healthcare Corporation.

        This will instruct you to tender for exchange the aggregate principal amount of old notes indicated below (or, if no aggregate principal amount is indicated below, all old notes) held by you for the account or benefit of the undersigned, pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal.

          Aggregate principal amount of old notes to be tendered for exchange:*
  $                                                 9.875% Senior Notes due 2014

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of old notes in the space above, all old notes held by you for my (our) account will be tendered for exchange.

Signature(s)
Name(s) (Please print)
Taxpayer Identification or Social Security Number(s)
Capacity (full title), if signing in a fiduciary or representative capacity
Telephone (Include area code)

Address (Include zip code)
Date

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELECTED FINANCIAL INFORMATION
THE EXCHANGE OFFER
DESCRIPTION OF NEW NOTES
DESCRIPTION OF OLD NOTES
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES
EXPERTS
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
INSTRUCTIONS (FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER)
INSTRUCTIONS